                                                                    EXHIBIT 10.4

                                 JUNE 26, 1997
                                 -------------
                                    REVISED
                                 JULY 14,1997


                                 PRESENTED TO
                                21/ST/ CENTURY


                                   THANK YOU
                                   ---------

                   for giving us the opportunity to present
                  our capabilities to you.  This Proposal was
                 assembled after research and consideration of
                      how to best meet your stated goals.

                     In Marketing Services, Inc. believes
                   we can make a substantial contribution to
                       your sales and marketing program.
                      We work hard to determine the best,
                     most cost-effective way to match our
                         capabilities with your needs.
                         We are pleased to present our
                         recommendations to you today.


                                 ITI Delivers.
                                  GUARANTEED.

ITI marketing Services 902 North 91st Plaza Omaha, Nebraska 68114 Phone 800-562-5000

                                   CONTENTS
                                   --------

1    Executive Summary
2    Program Overview
3    Critical Success Factors
5    Service Plan
7    Account Management
8    Recruitment & Training
9    Operations
10   Quality Assurance
11   Systems
12   Disaster Recovery
13   Commitment
14   Price Quotation/
     Acceptance/Terms

ITI MARKETING SERVICES
The Teleservices Solution

                [LETTERHEAD OF MARKETING SERVICES APPEARS HERE]

July 14, 1997

Richard Wiegand-Moss
Chief Operating Officer
21/st/ CENTURY
350 N. Orleans
Suite 737
Chicago, IL  60654

Dear Richard,

Thank you for your continued interest in ITI Marketing Services, Inc. I am certain you will find ITI to be a true strategic partner you can rely upon for telemarketing advice and program consultation in helping you achieve your goals on this customer care project.

We are pleased to present the attached Revised Proposal for your consideration. Please review the enclosure at your earliest convenience. Upon approval, sign both originals, forward one to Amy Schumacher at 902 N. 91/st/ Plaza Omaha, NE 68114, and retain the other for your files. Upon receipt of the signed Proposal and initial setup fee, we will promptly begin implementation and execution of your inbound dedicated program.

We are very excited about the customer service opportunity and look forward to a mutually beneficial relationship. Please contact me with any questions you may have at (800) 562-5000, or directly at (402) 392-9222. Thank you again for your consideration.

Sincerely,

ITI MARKETING SERVICES, INC.


Michael J. Lee

EXECUTIVE SUMMARY
-------------------------------------------------------------------------------

Since our incorporation in 1986, ITI Marketing Services, Inc. (ITI) has grown to become one of the nation's leading telemarketing service agencies, providing Inbound, Outbound, Bilingual (Hispanic) and Interactive services to many of the Fortune 1000 companies.

With over 3,400 Inbound and Outbound workstations and more than 9,000 talented employees processing over 150 million calls annually, ITI is consistently listed in the top 10 of the "Top 50 Service Agencies," as listed annually in Telemarketing and Call Center Solutions magazine.

ITI's market focus is to support customized programs. We are experienced in a wide range of applications ranging from basic lead generation and order processing, to dealer/locator, to the implementation of sophisticated, dedicated programs and customer service support.

ITI is dedicated to not only working for you, but also with you in achieving your goals. We believe in establishing partner-like relationships with our clients based upon mutual understanding and communication supported through shared dedication and trust.


21/st/ Century:  Proposal                                          July 14, 1997
Page 1                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

PROGRAM OVERVIEW
--------------------------------------------------------------------------------

21/st/ Century has requested ITI to present a comprehensive Proposal for inbound customer care services. 21/st/ Century is developing a bundled offering with a cable television service, Internet access, high-speed date transmission, long distance telephone service, cellular, paging and security services. These services with be offered to some 300,000 residential houses, and 500,000 hotel rooms along Chicago's lakefront area. Other areas that might be targeted include Michigan, Illinois and Indiana.

ITI would utilize the Cable Control Systems (CCS) through CSG Systems, Inc. to provide the customer care services utilizing ITI Customer Service Sales Representatives (CSSRs).

If actual call volumes do not meet or exceed minimum projections, both 21/st/ Century and ITI will in good faith discuss future program development's and direction of ongoing customer service work.

FOR ITI TO BE PREPARED FOR YOUR PROGRAM LAUNCH, YOUR START DATE IS DEPENDENT UPON RECEIPT OF ALL REQUIRED INFORMATION THREE WEEKS IN ADVANCE OF THE START DATE. Required information includes, but is not limited to: finalized input and output requirements, file formats, transmission protocols and specifications, magnetic media specifications, data editing/formatting rules, scripts, answers, responses, reporting requirements including samples or drafts of reports, test files (reference databases), volume projections and media and development schedules.

21/st/ Century:  Proposal                                          July 14, 1997
Page 2                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

CRITICAL SUCCESS FACTORS
-------------------------------------------------------------------------------

At ITI, we believe the results of your telemarketing initiative are contingent upon focused, consistent attention to the following critical success factors. ITI is dedicated to addressing these fundamentals which will be integrated as part of an overall service plan:

Call Quality     ITI requires all CSSRs conduct themselves in a professional, competent, and courteous manner to portray a sense of integrity. Every call must create a favorable impression and a seamless service plan.

                 ITI is committed to the uncompromising quality of our CSSR staff. A Quality Assurance Plan, which includes service standards, will be developed for your program. Those components include: call monitoring, accuracy, script adherence, test calling and on-the-floor observation, coaching and counseling.

Data Accuracy    ITI believes it is imperative that the data collected on your
and Reporting    program be be accurately recorded and reported. ITI
                 consistently monitors the information gathered for accuracy and incorporates a verification system for all data collected. ITI has the technical expertise to report and transmit data in a wide variety of formats and within the timeframes required.

Volume Capacity  ITI has experience with programs that produce wide volume fluctuations and constantly monitors programs to determine needs for realignment of volume coverage. ITI will work closely with you to develop anticipated call volume coverage requirements and create alternative staffing plans for timely implementation as required.

21/st/ Century:  Proposal                                          July 14, 1997
Page 3                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

CRITICAL SUCCESS FACTORS - CONTINUED...
-------------------------------------------------------------------------------

Account Management   ITI assigns an Account Team consisting of a Sales
Team                 Executive,Account Manager, Quality Assurance Manager,
                     Systems Manager, Operations Manager and Training
                     Coordinator to each program. These members hold the responsibility for analyzing business plans and developing detailed agendas for implementation and on-going maintenance. Additionally, an Account Executive from the Vice Presidential level or higher is assigned to serve and provide valuable insight.

Cost Effectiveness   ITI believes a superior service plan is able to
                     balance costs and the quality of service. ITI has years of experience in handling a wide variety of programs. Our goal is to provide you with cost-effective services and, whenever possible, recommend ways to reduce costs while still maintaining the level of service our clients require.


21/st/ Century:  Proposal                                          July 14, 1997
Page 4                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

SERVICE PLAN - INBOUND
--------------------------------------------------------------------------------

ITI will provide the following inbound services to support the 21/st/ Century program:

Service Availability    Inbound call handling services are available 24 hours a
                        day, 7 days a week. On a monthly average, we manage to an 80 percent service level of all calls within our Shared Group.

Toll-Free Number        ITI will assign exclusive toll-free numbers if necessary
Assignment              for the entire length of the program. Clients may also
                        elect to transfer their preferred numbers to ITI for the entire length of the promotion.

Customized Greeting     Your specifically preferred greeting is delivered on
                        programs utilizing exclusive toll-free numbers.

Script Design           Working in conjunction with you and your organization,
                        ITI will develop automated call scripting. Script revisions may be made as needed to introduce new products or services, or to improve the efficiency or effectiveness of the call. Program-specific resource materials can also be made available for on-line reference.

Training A Training Supervisor will be assigned to coordinate the introduction of the program as well as the CSG/CCS System Training. This individual develops both the implementation training material and enhancement training as required. All representatives will be required to pass a product knowledge examination prior to handling your calls.

Quality Assurance       A comprehensive Quality Assurance Plan, including
                        program standards, will be implemented. Components of this plan typically include call monitoring, accuracy, script adherence, test calling and on-the-floor observations.


21/st/ Century:  Proposal                                          July 14, 1997
Page 5                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

SERVICE PLAN - INBOUND - CONTINUED...
--------------------------------------------------------------------------------

Reporting           Detailed call summary reports, including incomplete call
                    summaries, are available on a daily basis. In our Shared
                    Services Group, client specific reporting relative to the number of calls which are busied or other ACD reporting is not available. ACD reports will be e-mailed on a daily basis with a month end report sent two business days after the end of the month.

Account             Team members assigned to your program will include a Sales
Management Team     Executive, Quality Assurance Manager, Account Manager,
                    Systems Manager, Operations Manager, Training Coordinator and Senior Account Executive.

Quarterly Business  Quality Business Reviews (QBRS) include an analysis of call
Reviews handling, overall performance, and results achieved relative to goals and objectives. Future objectives and strategies, as well as service requirements to support them, are also addressed. These reviews may involve client visits to ITI's facility, although business reviews conducted via conference call have been successful as well.


21/st/ Century:  Proposal                                          July 14, 1997
Page 6                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

PENALTIES FOR NON PERFORMANCE
--------------------------------------------------------------------------------

As long as actual call volume fall within ***% of client supplied projections and service level requirements are based on ***% of the calls answered within 30 seconds; ITI will reduce price of dedicated staffed station $*** per hour for every 2.5 seconds we exceed 30 seconds. This will be looked at on a weekly basis to determine the actual average speed of answer.

If ITI exceeds client's goal of ***% of the customer calling in receiving a busy signal in the dedicated environment, ITI will deduct $*** per hour for every one percent over three percent.

21/st/ Century:  Proposal                                          July 14, 1997
Page 7                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

________________________

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

ACCOUNT MANAGEMENT
--------------------------------------------------------------------------------

Upon receipt of a signed contract, your Sales Executive will formally transition the bulk of the day-to-day communications regarding the account to your Account Manager. The Account Manager is the primary point of contract and will coordinate the setup and execution of your account.

Within ITI, the Account Manager interacts with Department Heads to coordinate the launch of your program. The Account Manager serves as the central point of contact and your advocate to ensure your goals are being achieved.

The Account Manager will work with you, the client, and our internal departments to develop and maximize critical performance factors to include, but not be limited to:

                .   Develop Scripting
                .   Test Data
                .   Performance Objectives
                .   Analyze and Interpret Results
                .   Forecast Staffing Needs
                .   Plan Strategies To Meet Performance Objectives

ITI has a track record of establishing mutually profit-able, long-lasting relationships with our clientele. We believe our approach to Account Management and our commitment to partnerships have been the cornerstones to our success.


21/st/ Century:  Proposal                                          July 14, 1997
Page 8                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

RECRUITMENT AND TRAINING
--------------------------------------------------------------------------------

ITI recruits qualified individuals who not only meet specific standards of performance and possess the necessary skills, but also people with a dedication to quality and drive for success. Skills include: sales and communication abilities, spelling, speech, grammar, reading comprehension, typing and, in some cases, mathematical aptitude.

All potential CSSRs must initially pass a telephone interview, which determines voice quality and speech proficiency. The second step involves a group interview which includes an overview of the position, introduction to ITI, as well as a script reading by each candidate. Typing, spelling and abbreviation tests are then administered, and those who qualify move on to a personal interview-. Through our in-depth recruiting analysis, ITI's clients are assured high quality call center representation (only 17 percent of those people interviewed become CSSRS).

ITI is recognized for offering compensation packages which exceed those of any competitors within the cities in which we operate. Additionally, M offers a full benefits package, including medical coverage, a 401k Plan and profit sharing to both full-time and part-time employees. These factors allow ITI to recruit the most qualified individuals and to retain these valuable employees longer than our competition. In fact, ITI's turnover is just one quarter of the industry average. ITI's commitment to providing industry-leading compensation packages enables us to provide our clients with representatives, as well as reduced turnover and training costs.

Upon acceptance, CSSRs begin a five to ten day classroom training program. Initial training involves a corporate orientation and an overview of policies and procedures with an emphasis on ITI's standards of quality and performance. Training includes a comprehensive introduction to ITI's clients and their programs as well as intensive product knowledge education. The class is also educated, in depth, on our automated system, followed by group and individual role-play exercises. Product knowledge/system examinations are conducted and each new employee must pass with a minimum score of 90 percent. As the CSSRs move from the classroom environment to the call center, they begin on-the-job training (OJT). During the OJT period, Team Sales Supervisors are assigned to small, manageable teams of CSSRS. The trainer may also work with each team, providing one-on-one education through call coaching, demonstration and side-by-side call monitoring.

ITI maintains the highest standards while hiring and training quality sales representatives who will master your program, capture the information required and ensure your company s image is maintained.


21/st/ Century:  Proposal                                          July 14, 1997
Page 9                                                     pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

OPERATIONS
--------------------------------------------------------------------------------

The ITI Inbound Operations Management Team is responsible for managing all aspects of the Inbound Calling Center. This team consists of a Director of Operations, Operations Managers, Program Managers, Program Supervisors and Team Supervisors.

The Director of Operations and Operations Managers are responsible for managing the call centers on a global basis. They oversee all hiring, training, performance, quality, call flow and all administrative aspects of the call center.

Operations Managers, Program Managers, and Program Supervisors are responsible for managing the day-to-day activities of the CSSRs. The primary objective of this group is to ensure all personnel are handling each call in accordance with the agreed-upon client standards and objectives.

To ensure adherence to our client's objectives, ITI provides extensive training to all Supervisory Personnel. Typically, an ITI Supervisor will have spent at least six months taking inbound calls prior to being eligible for promotion to Supervisor. This training affords an ITI Supervisor the ability to have a greater understanding of the demands of the CSSR position.

The ratio of Supervisory Personnel to CSSRs vary to program requirements, but will approximate 1 Management Person to 9.4 Representatives. Maintaining ratios at these levels ensures each client that the individuals taking their calls are being given the necessary attention to properly execute each phone call.


21/st/ Century:  Proposal                                          July 14, 1997
Page 10                                                    pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

QUALITY ASSURANCE
--------------------------------------------------------------------------------

The key component to ITI's industry-leading level of call quality is our commitment to a structured quality assurance process which involves systematically monitoring each CSSR on a daily basis.

During each shift a CSSR works, the ITI Quality Assurance Team monitors a minimum of two calls per CSSR per shift, to ensure adherence to both internal and claim specific standards, and to provide each individual feedback for improvement. This process is executed by both a Quality Assurance Representative
(QAR) and Floor Supervisory Personnel.

In an effort to make this subjective process more objective, ITI extensively trains each QAR and has developed monitoring sheets which allow for evaluation on specific elements of each phone call. Once the call has been critiqued, the QAR quickly communicates with the Floor Supervisor giving feedback about the call. The Floor Supervisor then provides this feedback to the CSSR during his or her work shift.

To further ensure call quality, ITI Account Management Personnel frequently conduct test calls and provide feedback to Operation Personnel.

This multi-faced approach to quality assurance in Inbound Operations has earned ITI a leadership position within the telemarketing industry.


21/st/ Century:  Proposal                                          July 14, 1997
Page 11                                                    pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

SYSTEMS
-------------------------------------------------------------------------------

ITI -utilizes both a Northern Telecom ACD and a Tandem Himalaya K1000 as inbound calling processing systems. The Northern Telecom system, with dual common control, has full ACD capability with Dialed Number Identification Service
(DNIS), as well as Direct Terminal Interface (DTI) capabilities, connecting the Tandem Himalaya K1000 and the Northern Telecom through an ISDN (two-way) gateway. This facilitates an automated presentation of the script to the CSSR screen and may include your customized greeting.

The Tandem Himalaya K1000 is supported by our custom-developed software and provides our clients with sophisticated scripting and branching capabilities. The Tandem is a specialized fault-tolerant system which is non-stop and utilizes redundant mirrored discs, enhancing data protection. The system requires no daily downtime for maintenance and processing.

Via the Northern Telecom's Call Management System, ITI Inbound Services can provide many detailed management reports relating to service levels and statistical call data.

All ITI software programs are developed internally and are proprietary. Our expertise in specialized, flexible script development has helped to make us an industry leader.

21/st/ Century:  Proposal                                          July 14, 1997
Page 12                                                    pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

DISASTER RECOVERY/BACK-UP SYSTEMS
--------------------------------------------------------------------------------

ITI understands the critical need to ensure our Inbound Operations are fully functional at all times. The following steps have been taken to ensure uninterrupted service to our clients, 24 hours a day, 7 days a week:

     . Tandem mainframe system is a fault-tolerant central processing unit which offers dual processing functionality at all times. We also have the ability to access the development system for back-up purposes and for remote processing.

     . ITI subscribes to 24-hour maintenance with Tandem and is connected to Tandem's National Secure Center, which automatically' receives warning calls from the Tandem processor if trouble is detected. The Northern Telecom ACD system also has maintenance available 24 hours a day in addition to an internal alarm system.

     . All software is duplicated and all data files are backed up daily with copies stored onsite and in an off-site controlled warehouse facility which specializes in records and data back-up storage.

     . ITI utilizes an Exide UPS (Uninterrupted Power Supply) which is also on-line with a Cummins diesel generator to supply a consistent flow of power to all phone stations, as well as to all critical support staff departments. Should a loss of power occur, standard operating procedures are supported by the back-up systems for the required duration. Both back-up systems are tested and maintained on a regular basis.

21/st/ Century:  Proposal                                          July 14, 1997
Page 13                                                    pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

COMMITMENT
--------------------------------------------------------------------------------

The cornerstones of ITI are knowledge, leadership, intensity, dedication and a commitment to accountability. Our goal is to redefine the standards by which all direct marketing companies are judged. You can trust that you have our unconditional commitment to excellence in achieving your goals.

We welcome the opportunity to provide you with the services outlined within this Proposal, and are confident we are effectively deliver the quality service you deserve. More importantly, we are certain we can attain this in a cost-effective manner by utilizing our experiences, our economies of scale, our commitment to quality and our sales expertise. ITI welcomes the opportunity to establish a long-term working relationship with 21/st/ Century. Thank you for your time and consideration.

21/st/ Century:  Proposal                                          July 14, 1997
Page 14                                                    pub/mikelee/proposals

                         PROPRIETARY AND CONFIDENTIAL

                     ITI MARKETING SERVICES PRICE QUOTATION
                   INBOUND PRICING - DEDICATED SERVICE GROUP
================================================================================
ITI Price Quotation:    This price quotation is valid for 30 days from the date
                        shown below. Please read the back of this form for terms
                        and conditions on the services we provide.
***





NOTE: Setup will be determined by script complexity, transmission format, transfer options and transmission protocol.

21/st/ CENTURY               DATE     ITI MARKETING SERVICES, INC.         DATE
         /s/ Richard Weigand-Moss           /s/ Daniel S. Hicks
----------------------------------    -----------------------------------------
                                      Daniel S. Hicks
                                      Vice President, Inbound Account Management
21/st/ Century:  Proposal                                         July 14, 1997
Page 15                                                    pub/mikelee/proposals
                          PROPRIETARY AND CONFIDENTIAL

_______________________

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

                               ADDITIONAL TERMS

1.   Payment Terms; Conditions.
      --------------------------

     (a)  Invoices; Finance Charge. Client shall be invoiced weekly in
          ------------------------
accordance with the prices set forth on the front of this agreement. Payment of invoices is due ten (10) days from the date of invoice. Invoices remaining after the due date shall be subject to a finance charge of one and one-half percent (1.5%) per month.

     (b)  Nonpayment; Withholding Data.  If ITI has not received payment of an
          ----------------------------
invoice within ten (10) days from the invoice date. ITI may, at its sole and absolute discretion, with prior notice to Client, (i) withhold all call data in the possession of ITI at that time, (ii) refuse to furnish same to Client until said account is brought current, (iii) cancel any and all services being provided to Client, and (iv) refuse to deliver any and all information in the possession of ITI until Client's account is brought current.

     (c)  Price Change.  ITI may change the price of its services quoted in this
          ------------
Agreement for just cause shown or because of an increase in the service supplied to or by ITI or because of governmental increases not controlled by ITI, as long as written notice of the increase is given to Client prior to the change taking effect.

     (d)  Drag Calls.  Upon termination of this Agreement.  Client agrees to
          ----------
compensate ITI for any drag calls that may occur at the stated per call rate, as set forth in the pricing schedule.

     (e)  Taxes. Client shall pay all service, sales, use and valued-added
          -----
taxes, duties, assessments and any other taxes or fees which may be assessed or levied by any governmental or regulatory authority with respect to the services provided by ITI to the Client pursuant to this Agreement.

     (f)  Credit Approval; Deposits. ITI's acceptance of this Agreement is
          -------------------------
subject to satisfactory credit investigation and approval of Client. Upon such credit approval, Client may be required, in ITI's sole discretion, to place a security deposit with ITI in an amount to be determined by ITI to guarantee payment of all obligations owed to ITI hereunder. Upon termination of this Agreement, ITI will return such deposit to Client after deducting any amounts payable to or otherwise owed to ITI hereunder.

2.   Changes to Project Agreements.  ITI and Client further agree that it is
     -----------------------------
understood between the parties hereto that due to the nature of this business:

     (a)  Service Change.  Changes made in the scope of service specified in the
          --------------
service description after the terms of the same have been agreed to or any changes made by date changes, media requirements, additions or deletions, may result in additional charges to Client and will be governed by paragraph 1(c) above.

     (b)  Oral Change. ITI shall not be held liable for errors to Client's
          -----------
project caused by oral changes, additions or deletions. All oral changes may be subsequently verified and approved in writing between Client and ITI to be valid.

3.   Warranties; Representations.  Client represents and warrants to ITI that:
     ---------------------------

     (a)  Authorization; Compliance with Laws.  Client is fully authorized to
          -----------------------------------
provide the products and/or services being offered to the prospects pursuant to the solicitations to be made by ITI under this Agreement. Client further represents and warrants to ITI that all products and/or services and the offering of all products and/or services to be provided by ____ to the prospects will fully comply with all applicable federal, state and local laws, _____ and regulations, including, but not limited to, the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act (the "TCFAPA") and any similar federal and state legislation regarding telephone marketing.

     (b)  Scripts; FTC's Rule.  Client has provided ITI with all necessary
          -------------------
information concerning the products and/or services to be marketed pursuant to this Agreement to enable ITI to assist in the development of telephone marketing scripts containing the disclosures required by Section 310.3 of the Federal Trade Commission's Telemarketing Sales Rule (the "Rule") and any other regulation or law specifically applicable to such products and/or services. All such information is true and correct and, if applicable, consistent with representations made by or on behalf of Client in the marketing of such products and/or services in other media. Client will immediately inform ITI of any changes in its policies or practices or in the description of such products and/or services that may require a change in such disclosures. If applicable, Client further represents and warrants that product labeling, packaging and instructions comply with applicable law.

     (c)  Disclosure. Client has disclosed the existence of any decrees, orders
          ----------
or consent agreements, and of any pending formal or informal governmental investigations, regarding the products and/or services that are the subject of this Agreement or Client's business practices based upon the Rule or any other consumer protection law and Client will immediately inform ITI of any change in the status of such matters or the institution of other or further investigations under such laws as soon as it becomes aware of them.

4.   Performance in Accordance with Accepted Standards.  ITI shall perform all
     -------------------------------------------------
duties and obligations required of it pursuant to this Agreement in accordance with accepted telemarketing industry standards. ITI represents to Client that it will comply with all applicable federal, state and local laws, rules and regulations, including the TCFAPA. Except as set forth in the immediately preceding sentence, ITI makes no express or implied warranties (whether implied in fact or in law). ITI has made no affirmations of fact or other representations to the Client other than those expressly set forth in this Agreement and Client hereby agrees that it has not relied on any affirmation of fact or other representation from ITI in entering into this Agreement other than those expressly set forth in this Agreement.

5.   Intellectual Property; Call Data.  ITI and Client agree that all software
     --------------------------------
programs developed by ITI for Client are owned by ITI and remain the exclusive property of ITI and shall be retained by ITI at the termination of this Agreement. ITI and Client further agree that all call data and all customer information generated by this contract belong to Client, subject to the terms of this Agreement.

6.   Identification; Limitation of Damages
     -------------------------------------

     (a)  Indemnification. Subject to the limitations set forth in this
          ---------------
Agreement, each party (the 'Identifying Party") agrees to indemnify and hold harmless the other party, its officers, directors, shareholders, employees or agents (the "Indemnified Party") from any and all liabilities, losses, damages, claims, suits, judgments, costs and expenses (including reasonable attorneys' fees and costs of any investigation of action related thereto) ("Losses") suffered or incurred by the Indemnified Party, its officers, directors, shareholders, employees or agents, arising out of any error, omission, misconduct or negligence of the Indemnifying Party. Further, Client shall indemnify and hold ITI harmless from any Losses arising out of any scripts and/or support materials provided or approved by Client, and hereby releases ITI from any Losses in connection herewith.

     (b)  Consequential; Total Damages. In no event shall ITI be liable to
          ----------------------------
Client for any incidental or consequential damages of any kind (including, without limitation, lost profits) which result from one or more of the following: (i) a breach by ITI of the terms of this Agreement or of any agreement implied in law arising by reason of the transactions contemplated by this Agreement; or (ii) any negligent actions or omissions of ITI. In no event shall either party be liable to the other for any punitive damages arising by virtue of any dealings between the parties. In no event shall ITI be liable for any claims or demands against Client by a third party arising out of, or connected with the services provided hereunder. ITI's entire liability to Client for damages (other than consequential and incidental damages and damages arising by virtue of third-party claims and demands for which ITI has no liability as provided above) in connection with the services provided to Client, or provided by Client to its Clients, shall not exceed in the aggregate the total contract price due ITI under this Agreement.

7.   Diversion of Employees.  During the term of this Agreement and for a
     ----------------------
period of two (2) years following the expiration or termination of this Agreement, Client will not, directly or indirectly: (a) induce or attempt to influence any employee of ITI to terminate his or her employment with ITI; (b) employ or recommend for employment any employee of ITI; or (c) identify for employment any employee of ITI.

8.   Term; Termination.
     -----------------

     (a)  ***

     (b)  Termination for Cause.  Notwithstanding any other provision in this
          ---------------------
paragraph, either party hereto may terminate this Agreement with ten (10) days advanced written notice of the termination date to the other party hereto, if:
(1) The other party hereto has falsified information that led to this Agreement:
(2) The other party hereto is found to not be conducting its business in a proper manner; (3) The other party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation, insolvency or the appointment of a receiver or similar officer, or makes an assignment for the benefit of all, or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

     (c)  Termination for Changed Laws.  Either Party shall have the right to
          ----------------------------
terminate this Agreement, without liability to the other, in the event of any judicial, regulatory or legislative change rendering performance of this Agreement impossible, illegal or impractical. Such Party shall provide the other with written notice of such termination as promptly as possible, but in no event less than ten (10) days prior to the termination date.

9.   Entire Agreement.  This Agreement constitutes the complete Agreement
     ----------------
between ITI and Client and no other verbal representations or written representations will supersede this Agreement, except that additions and changes properly documented and authorized and referred to for the purpose of this Agreement as an amendment will become part of this original Agreement as if fully rewritten herein.

10.  Waiver.  The waiver by either Party, or the failure by either Party to
     ------
claim a breach of any provision of this Agreement or to give notice with respect thereto, shall not be held to be a waiver of any subsequent breach of such provision or any other provision.

________________________

*** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.

11.  Severability.  In the event any provision of this Agreement is held to be
     ------------
illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and this Agreement shall continue in fully force and effect as modified and shall be enforced to the fullest extent permitted by law.

12.  Assignment.  Neither this Agreement, nor any of the rights, duties or
     ----------
obligations hereunder, may be assigned (whether by operation of law or otherwise) or otherwise delegated by either Party without the prior written consent of the Non-Assigning Party and any attempted assignment which is not in conformity herewith shall be voidable at the option of the Non-Assigning Party. If such an assignment is approved, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

13.  Force Majeure.  Each party hereto (other than the obligation of Client to
     -------------
make payments for any services rendered hereunder) shall be excused from performing any obligations under this Agreement, in whole or in part, as a result of delays or interference caused by the other party or by an act of God, war, labor disputes, strikes, floods, lightning, severe weather, shortage of materials, failures or fluctuations in electrical power, heat, light, air conditioning, disruption of a line, service or program by a common carrier or billing services provider, disruption or malfunction of any data processing or telecommunications network, facility or equipment, third-party nonperformance, or other cause beyond a party's reasonable control, and such nonperformance shall not be a default hereunder or a basis for termination hereof.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the local laws of the State of Nebraska.